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                                                                    EXHIBIT 11.2


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                      COMPUTATION OF NET EARNINGS PER SHARE

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996





                                                                                    Fully
                                                                    Primary         Diluted
                                                                    -------         -------

Weighted Average Common Shares
outstanding ..............................................        19,053,958       19,053,958


Convertible debt .........................................                          2,774,475

Stock options and warrants outstanding ...................         2,108,370        2,253,057
                                                                ------------     ------------

Weighted average shares of common shares
outstanding ..............................................        21,162,328       24,081,490
                                                                ============     ============

Net income ...............................................      $  1,463,457     $  1,711,074
                                                                ============     ============

Earnings per share .......................................      $        .07     $        .07
                                                                ============     ============


Note: Primary earnings per common share is used due to the anti dilutive effect of the convertible debt.



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